Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-32065

                                    CITICORP

                               U.S. $2,000,000,000

                       Medium-Term Senior Notes, Series F

                               U.S. $1,000,000,000

                    Medium-Term Subordinated Notes, Series F
                Due From 9 Months to 60 Years From Date of Issue

         Pricing Supplement, dated November 10, 1997 (the "Pricing Supplement") to Prospectus Supplement, dated October 27, 1997 (the "Prospectus Supplement"); to Prospectus, dated October 27, 1997 (the "Base Prospectus" and collectively with the Pricing Supplement and the Prospectus Supplement, the "Prospectus")

                              DESCRIPTION OF NOTES

         The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Senior Notes, Series F set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:                          6.75% Senior Notes Due December 5, 2007
                                         (the "Notes").
Aggregate
  Principal Amount:                      $15,000,000.00.

Issue Date:                              December 5, 1997.

Stated Maturity Date:                    December 5, 2007.

Interest Rate:                           6.75%.

Interest Commencement Date:              December 5, 1997.

Interest Payment Dates:                  Semi-annually, on the 5th of each June
                                         and December, commencing June 5, 1998,
                                         and at Stated Maturity.

Redemption:                              The Notes are subject to redemption,
                                         in whole but not in part, at the
                                         option of Citicorp, on not more than
                                         60 or less than 30 days' notice, on
                                         any Interest


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                                         Payment Date on or after December 5,
                                         2000, at a redemption price of 100% of
                                         their principal amount plus accrued
                                         and unpaid interest to the redemption
                                         date.

Sinking Fund:                            The Notes are not subject to any
                                         sinking fund.

Regular Record Dates:                    The date that is 15 calendar days
                                         prior to the related Interest Payment
                                         Date.

Purchaser:                               Citicorp Securities, Inc.

Discount:                                1.50%.

Price to Public:                         100.00%.

CUSIP Number:                            17303 LSW 2.


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